EXHIBIT 8.10(k)

Amendment No. 10 to

Third-Party Insurance Administrative Services Agreement

This Amendment No. 10 (this “Amendment”), effective as of August 25, 2014, regardless of when actually executed (the “Effective Date”), modifies certain terms of the Insurance Administrative Services Agreement dated September 7, 2004 as amended (the “Agreement”), by and between Zurich American Life Insurance Company (“Client”), an Illinois domiciled insurer, and Concentrix Insurance Administration Solutions Corporation (“CIS”), formerly known as IBM Business Transformation Outsourcing Insurance Services Corporation, (“IIOS”), a South Carolina corporation with its principal place of business at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615.

Except as specifically modified in this Amendment, all terms of the Agreement (as amended) shall remain in full force and effect. Any capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Agreement. This Amendment may be executed in counterparts.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	Name Change

On or around February 10, 2014, IIOS changed its name to Concentrix Insurance Administration Solutions Corporation. As CIS communicated to Client by letter dated April 7, 2014, as of February 10, 2014, each reference to “IBM Business Transformation Outsourcing Insurance Services Corporation” or “IIOS” in the Agreement is hereby changed to read “Concentrix Insurance Administration Solutions Corporation” or “CIS,” as applicable.

2.	Term; Renewal

Pursuant to Section 7.1 of Article 7 (Term and Termination) of the Agreement, the Term of the Agreement shall be extended for a Renewal Term commencing on September 8, 2014 and continuing through September 30, 2016. Any further extension or renewal requires the Parties’ mutual written agreement.

EXHIBIT 8.10(k)

3.	Termination for Convenience – New Section 7.2A

The following is added as a new Section 7.2A, “Termination for Convenience”:

“If Client or its Assignee (as hereinafter defined) terminates the Agreement during the Renewal Term for any reason other than those specified in Section 7.2 (Termination for Cause) or Section 7.3 (Termination for Insolvency), a charge (the “Termination Charge”) will apply as shown in the table below.

Effective Date of Termination	Termination Charge
September 2014 through August 2015	$205,000
September 2015 through September 2016	$105,000

Provided, however, the Termination Charge shall not apply if, during the Renewal Term, Client or its Assignee executes a new or different agreement with CIS to provide administrative services for the Contracts and, in connection with such agreement, terminates the Agreement.”

4.	Permitted Assignments

The second sentence of Section 15.3 (Assignment) is amended to read as follows:

“Notwithstanding the foregoing sentence, either party may assign this Agreement, without the other party’s consent, to an affiliate or to any successor entity pursuant to a merger or corporate reorganization or other operation of law.”

5.	Sale of Contracts

Notwithstanding anything to the contrary in Section 15.3 (Assignment) of the Agreement, as amended, if Client sells, coinsures, or otherwise transfers financial responsibility for the Contracts to a third-party, unaffiliated entity during the Renewal Term, CIS’ consent to Client’s resulting assignment of the Agreement (the “Resulting Assignment”) to such entity (the “Assignee”) is not required. Provided, however, if the Assignee is not at the time of the Resulting Assignment rated at least “A” by AM Best or an equivalent rating by two (2) or more of the following rating agencies: Moody’s, S&P, and Fitch, and upon Assignee’s continuing failure for any three (3) consecutive months to satisfy its payment obligations to CIS under the Agreement for reasons related to Assignee’s credit-worthiness, then Client shall make CIS whole for the billings for such three (3) consecutive months for Services rendered to Assignee under the Agreement and Client shall pay the Termination Charge: (a) in the amount of $205,000 for a Resulting Assignment effective by August 31, 2015; or (b) in the amount of $105,000 for a Resulting Assignment effective after September 1, 2015 and before September 30, 2016. If Client sells, coinsures, or otherwise transfer financial responsibility for less than all of the Contracts to a third-party, unaffiliated entity during the Renewal Term, Client and CIS shall in good faith mutually agree upon revised pricing for the portion of the Contracts that Client has retained.

EXHIBIT 8.10(k)

6.	Amendments

All other terms and conditions of the Agreement shall remain in full force and effect except as heretofore and herein specifically amended.

By the signatures of their authorized representatives, the Parties agree to the terms of this Amendment as of the Effective Date, regardless of when signed:

ZURICH AMERICAN LIFE INSURANCE COMPANY	CONCENTRIX INSURANCE ADMINISTRATION SOLUTIONS CORPORATION

/s/ Richard Grilli	/s/ Matthew Levett
Signature	Signature

Richard Grilli	Matthew Levett
Print Name	Print Name

S.V.P. & C.O.O.	Contract & Negotiations Executive
Title	Title

8/20/14	8/15/2014
Date	Date